Exhibit 99.1

Consona Corporation 450 East 96th Street, Suite 300
Indianapolis, IN 46240
Toll Free: (888) 8 CONSONA
Fax: (317) 249-1999
www.consona.com
FOR IMMEDIATE RELEASE
Contact:
Melissa Stahley
Consona Corporation
P: (317) 249-1270
M: (317) 908-7050
melissa.stahley@consona.com
Consona Corporation (M2M Holdings, Inc.) Closes on Acquisition of KNOVA
Software, Inc.
Combination of Onyx and KNOVA Launches Consona CRM and Creates First and Only Fully Integrated
Operational and Collaborative CRM Offering
INDIANAPOLIS, March 14, 2007 — Consona Corporation (formerly known as M2M Holdings, Inc.), the privately held holding company jointly owned by Battery Ventures and Thoma Cressey Bravo, today announced it has closed on its acquisition of KNOVA Software, Inc. (KNOVA), a leading provider of knowledge management (KM) and service resolution management (SRM). The all-cash transaction announced in December 2006 was valued at $5.00 per share, or approximately $47 million. With the close of this transaction, KNOVA has completed its transformation to a private company after being publicly traded on the OTC Bulletin Board under the KNVS symbol since May 2005. KNOVA is Consona’s sixth acquisition in the last eighteen months (past acquisitions include Cimnet Systems, Inc., AXIS Computer Systems, Inc., Encompix, Inc., Intuitive Manufacturing Systems, Inc., and Onyx Software Corporation).
The acquisition effectively launches Consona CRM, the new name for the CRM-focused operating division of Consona Corporation, which now houses sister product lines KNOVA and Onyx® CRM. Pete Strom, general manager of Consona CRM, will oversee KNOVA going forward. In his role, Strom will be assisted by members of the KNOVA management team to profitably grow the business. As part of Consona’s proven operating model, the complementary KNOVA and Onyx solutions will retain their brand identity and be sold both separately and together to new customers via a shared sales force. As such, KNOVA’s KM and SRM solutions will continue to be sold, maintained, supported and enhanced to augment all popular CRM platforms, including—but not limited to—the Onyx solution. The model also ensures that existing customers of both products will be served by dedicated, product-specific account management, development, customer support, and professional services teams.
“The combination of Onyx and KNOVA will create the first and only operational and collaborative CRM offering available in the market, and we can’t be more excited about that,” said Strom. “Future releases of KNOVA and Onyx will deliver a completely unique CRM solution to enterprises of all sizes, featuring adaptive but tightly integrated customer relationship management, business process management, business intelligence, and service resolution management functionality.”
Beyond a stronger value proposition for both product lines, Strom cited a number of benefits to operating the Onyx and KNOVA businesses together as Consona CRM. “Once the integration is completed,” said Strom, “numerous cross-selling opportunities will open up—particularly for Onyx customers who are seeking guided
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Consona Corporation (M2M Holdings Inc.) Closes on Acquisition of KNOVA Software Inc.	Page 2
selling functionality [from Active Decisions] or strengthened Web self-service and service resolution management functionality. And the advantages don’t stop there. Both businesses now have a broadened worldwide sales and services presence, as well as additional industry, product and process expertise to offer customers.”
Jeff Tognoni, CEO of Consona Corporation, stated that KNOVA’s privatization also will bring about a number of advantages for KNOVA and its customers. “As a private company within the Consona family of companies, KNOVA will be free from the constraints of being a public company and have improved access to investment capital for strategic initiatives. And even more compelling is how our aggressive growth strategy for Consona CRM will add to the KNOVA business throughout the year.”         .
About Consona Corporation
Consona Corporation (Consona, formerly known as M2M Holdings, Inc.) is a worldwide leader in providing customer relationship management (CRM) and enterprise resource planning (ERP) software and services for the enterprise. Consona is dedicated to becoming a valued business partner by helping each and every customer continuously improve business processes over time. Toward this mission, Consona invests in the people, processes, technology and tools needed to provide its customers with a unique combination of customer care; product fit; a broad range of consulting, IT and business services; and industry expertise. Consona serves more than 4,500 customers worldwide and across a variety of industries, including manufacturing, distribution, financial services, health care, contact center, high tech, and local government. Battery Ventures and Thoma Cressey Bravo jointly own Consona. For further information, visit www.consona.com, e-mail info@consona.com, or call (888) 8 CONSONA.
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